Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
First Business Financial Services, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-183274 on Form S-8 and No. 333-201056 on Form S-3 of First Business Financial Services, Inc. and subsidiaries of our reports dated March 11, 2016, with respect to the consolidated balance sheets of First Business Financial Services, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows, for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 Annual Report on Form 10-K of First Business Financial Services, Inc.

/s/ KPMG LLP

Chicago, Illinois
March 11, 2016